SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 16, 2005

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

880 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On February 16, 2005, Phase Forward Incorporated (the “Company”) adopted the Phase Forward 2005 Global Sales Executive Incentive Compensation Plan (the “Plan”).  The Plan is effective January 1, 2005.  The Plan provides the Company’s Senior Sales Executives with a variable compensation structure to earn up to 213% of targeted variable compensation based on the attainment of certain corporate sales and profitability goals.  The variable compensation will be calculated based on the following formula:  50% based on quarterly corporate bookings performance, 20% based on cumulative year-to-date corporate bookings performance, and 30% based on the attainment of certain corporate profitability objectives.  The Plan for the Vice President of Sales, North America, provides for a base salary of $225,000 and a targeted variable compensation of $135,000.  The Plan for the Vice President of Sales, International, provides for a base salary of £160,000 and a targeted variable compensation of £120,000.

                On February 16, 2005, the Company approved a change to its cash compensation practices for non-employee directors.  The change permits payments to all non-employee directors of the Company.  Before the change was approved, payments were made only to non-employee directors who were not affiliated with holders of the Company’s preferred stock prior to the Company’s July 2004 initial public offering.  Subject to certain attendance thresholds, the Company pays each non-employee director an annual retainer for board membership of $10,000, an annual retainer for each standing board committee membership of $2,000, and an additional annual retainer for each standing board committee chair of $2,000. Non-employee directors also receive a fee of $1,500 for each board meeting attended in person and a fee of $1,000 for each board meeting attended via telephone conference call. Committee members receive a fee of $500 for each standing board committee meeting attended in person or telephonically.  All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

February 16, 2005	By:	/s/ Robert K. Weiler
Robert K. Weiler
President and Chief Executive Officer